EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-129819, 333-144441 and 333-156838) pertaining to the 2004 Share Option Scheme, the 2000 Executive Share Option Scheme and the 2007 Omnibus Incentive Plan of Spark Networks, Inc. of our report dated March 27, 2012, with respect to the consolidated financial statements of Spark Networks, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/    ERNST & YOUNG LLP

Los Angeles, California

March 27, 2012